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                                                                    Exhibit 99.1


FAMOUS DAVE'S APPOINTS DAVID GORONKIN AS NEW CHIEF EXECUTIVE OFFICER AND BOARD MEMBER

MINNEAPOLIS, July 28, 2003 /PRNewswire-FirstCall/ -- Famous Dave's of America, Inc. (Nasdaq: DAVE - News) today announced the appointment of David Goronkin as Chief Executive Officer, effective August 11, 2003, and also as a Board member to fill a current vacancy on the Company's Board of Directors.

Goronkin previously served as Chief Operating Officer and a member of the Board of Directors of Buffets, Inc. Goronkin has over twenty years of experience in the restaurant industry, with his most recent tenure at Buffets, Inc. spanning over fourteen years. Goronkin succeeds David W. Anderson, the Company's Chairman, who served as interim CEO during the search for a new CEO. Mr. Anderson remains Chairman of the Board.

David Anderson and Jeffrey K. Dahlberg, the Company's Chairman and Vice Chairman, respectively, stated that: "We are very excited to have David Goronkin on board leading Famous Dave's forward as its new Chief Executive Officer. David Goronkin has the energy and unique skill set we feel is necessary to carry out our new strategy and to position Famous Dave's for the future. Our Board and search committee conducted an extensive search to fill this position, and David was a leading candidate from the start and quickly rose to the top of a number of excellent candidates."

"I am absolutely thrilled to be in a position to lead and support the Famous Dave's team." Goronkin said, "I believe that Famous Dave's is a dynamic brand poised for tremendous growth, and has the unique opportunity to capture the status and positioning of becoming a true segment defining brand."

Contact for information:  Ken Stanecki (952) 294-1300

Famous Dave's of America, Inc. (Nasdaq: DAVE - News) owns, operates and franchises barbeque restaurants. The Company currently owns 43 locations and franchises an additional 41 units in 23 states. The Company also has signed Area Development Agreements for an additional 148 franchise restaurants. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release, including statements regarding expansion plans, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing, outcome of pending litigation and other risks detailed from time to time in the Company's SEC reports.